FIRST AMENDMENT TO LEASE

I. PARTIES AND DATE.

This Amendment to Lease ("**Amendment**") dated August 15, 2019 , is by and between **AUGUSTINE BOWERS LLC**, a Delaware limited liability company ("**Landlord**"), and **EHEALTHINSURANCE SERVICES, INC.**, a Delaware corporation ("**Tenant**").

II. RECITALS.

Landlord and Tenant entered into an office space lease, dated April 25, 2018 ("**Lease**") for space consisting of approximately 32,492 rentable square feet known as Suite No. 201 ("**Premises**") in the building located at 2625 Augustine Drive, Santa Clara, California ("**Building**").

Landlord and Tenant each desire to modify the Lease to add approximately 13,165 rentable square feet of consisting of Suite No. 101 and a portion of Suite No. 150 on the first floor of the Building ("**Expansion Space**"), adjust the Basic Rent, and make such other modifications as are set forth in "III. MODIFICATIONS" next below.

III. MODIFICATIONS.

A. Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

1. Effective as of the Commencement Date for the Expansion Space (defined below), Item 2 shall be amended by adding "Suites 101 and 150" to the Premises.

2. Item 3 is hereby deleted and replaced with the following:

   "3. Use of Premises: General office, software research and development, training, customer support, and related ancillary legal uses."

3. Item 4 is hereby amended by adding the following:

   "Commencement Date for the Expansion Space: April 15, 2020"

4. Effective as of the Commencement Date for the Expansion Space, Item 6 shall be amended by adding the following for the Expansion Space:

Months of Term or Period for Expansion Space	Monthly Rate Per Rentable Square Foot for Expansion Space	Monthly Basic Rent for Expansion Space (rounded to the nearest dollar)
4/15/20 – 4/30/20	$3.90	$27,383
5/1/20 – 7/31/20	$3.90	$51,344
8/1/20 – 7/31/21	$4.02	$52,923
8/1/21 – 7/31/22	$4.14	$54,503
8/1/22 – 7/31/23	$4.26	$56,083
8/1/23 – 7/31/24	$4.39	$57,794
8/1/24 – 7/31/25	$4.52	$59,506
8/1/25 – 7/31/26	$4.66	$61,349
8/1/26 – 7/31/27	$4.80	$63,192
8/1/27 – 7/31/28	$4.94	$65,035
8/1/28 – 3/31/29	$5.09	$67,010

5. Notwithstanding the foregoing, Tenant shall commence payment of Tenant's Share of Operating Expenses with respect to the Expansion Space on January 15, 2020 and Tenant shall commence payment of any separately metered utilities consumed in the Expansion Space (that are not included in Operating Expenses) on August 15, 2019.

6. Effective as of the Commencement Date for the Expansion Space, Item 8 shall be amended by adding "and the Expansion Space comprising approximately 13,165 rentable square feet."

7. Effective as of the Commencement Date for the Expansion Space, Item 11 shall be deleted and replaced with the following:

   "11. Parking: 150 parking spaces in accordance with the provisions set forth in **Exhibit F** to this Lease."

B. Commencement Date. As used herein, the "**Commencement Date for the Expansion Space**" shall occur on April 15, 2020 (regardless of whether the Expansion Space is "ready for occupancy" (as defined in the Lease)). Notwithstanding the foregoing, Landlord shall deliver exclusive possession of the Expansion Space to Tenant on the date the Expansion Space is deemed "ready for occupancy" and Tenant shall have the right to use and access the Expansion Space from and after that date for all purposes permitted under the Lease. Any such use of the Expansion Space prior to the Commencement Date for the Expansion Space shall not accelerate the Commencement Date for the Expansion Space, but be subject to all of the terms and conditions of the Lease other than the payment of Rent (except as provided in Section III. A. 5. above).

C. Floor Plan of Premises. Effective as of the Commencement Date for the Expansion Space, **Exhibit A** attached to the Lease shall be added to **Exhibit A** of the Lease, and all references to the "Premises" in the Lease shall be deemed to include the "Expansion Space."

D. AS IS. Tenant agrees to accept possession of the Expansion Space in its then as-is state and condition, but subject to the terms and conditions of this Amendment.

E. Exhibit G-1. **Exhibit G-1** attached hereto is hereby attached to and made a part of the Lease.

F. Charging Station Landlord will designate one dual-head electric vehicle charging station ("**Charging Station**") (1 stall) for the exclusive use by Tenant and its employees, as shown on **Exhibit G-1** attached hereto. The use of the Charging Station shall be subject to the reasonable rules and regulations (including rules regarding hours of use) established from time to time by Landlord. Landlord and Tenant acknowledge that the use of the Charging Station shall be at their own risk and that the terms and provisions of Section 10.3 of the Lease shall apply to Tenant. Notwithstanding the foregoing, if at any time Landlord reasonably determines that charging stations are generally no longer provided by other landlords of first class office projects in the vicinity of the Project, then Landlord shall have no further obligation to continuously operate and maintain the Charging Stations in the Project. Landlord shall not be liable for any causes of action for personal injury or property damage occurring to Tenant or its employees or agents arising as a result of the use of the Charging Station, or any activities incidental thereto, wherever or however the same may occur, and further agrees that Tenant will not prosecute any claim for personal injury or property damage against Landlord or any of its officers, agents, servants or employees for any said causes of action.

G. Additional Security Deposit. Within 30 days following Tenant's execution and delivery of this Amendment, Tenant shall deliver the sum of $346,764 ("**Additional Security Deposit**") to Landlord, which sum shall be added to the Security Deposit presently being held by Landlord in accordance with Section 4.3 of the Lease. Subject to the remaining terms of this Section 4.3, Tenant shall have the right to reduce the amount of the Security Deposit by the amount of $57,794 on the commencement of each of the 13th, 25th, 37th, 49th, 61st full calendar months after the Commencement Date for the Expansion Space; provided, however, that each such reduction shall be conditioned upon (i) Tenant shall not have been in Default in the payment of Basic Rent or additional rent under this Lease, (ii) as of the date of Tenant's request and as of the effective date of the proposed reduction, no Default shall exist and no event or circumstance shall have occurred, which with the passage of time or giving of notice, could constitute a Default under this Lease, (iii) [Intentionally Omitted], and (iv) Tenant shall have provided Landlord with a "Security Reduction Notice" (as defined in Section 4.3 of the Lease) not later than 45 days prior to the proposed effective date of the reduction in the amount of the Additional Security Deposit. Each reduction in the Additional Security Deposit shall be subject to the terms of the last paragraph of Section 4.3 of the Lease. The Provisions of Section 4.4 of the Lease shall apply as to the Additional Security Deposit such that Tenant may provide a letter of credit for the Additional Security Deposit in accordance with the terms and conditions of Section 4.4 of the Lease within 30 days following Tenant's execution and delivery of this Amendment.

H. Tenant Improvements. Landlord hereby agrees to complete the Tenant Improvements for the Expansion Space in accordance with the provisions of **Exhibit X**, Work Letter, attached hereto. Notwithstanding anything in the Lease or this Amendment to the contrary, Landlord hereby acknowledges and agrees that the Tenant Improvements installed in the Expansion Space pursuant to the Work Letter shall not be subject to removal upon the expiration or earlier termination of the Lease except to the extent such Tenant Improvements are (a) inconsistent with general office improvements in projects comparable to the Project or (b) in Landlord's reasonable judgment, are of a nature that would require removal and repair costs that are materially in

excess of the removal and repair costs associated with general office improvements and Landlord notifies Tenant of such removal requirement concurrently with Landlord review and approval of the Preliminary Plans pursuant to Section I.A. of the Work Letter.

I. Contingency. The Expansion Space is currently subject to a Lease ("**Other Lease**") between Landlord and VERITAS TECHNOLOGIES LLC ("**Other Tenant**"). Tenant understands and agrees that the effectiveness of this Amendment is contingent upon the mutual execution by Landlord and Other Tenant of an amendment to the Other Lease pursuant to which the Other Lease is terminated with respect to the Expansion Space on such terms and conditions as may be acceptable to Landlord in its sole and absolute discretion (the "**Other Lease Termination Amendment**"). If the Other Lease Termination Amendment has not been executed and delivered on or before August 15, 2019, either party may in its sole discretion, terminate this Amendment upon written notice to the other party without further obligation or liability and Landlord shall promptly return the Additional Security Deposit to Tenant.

IV. GENERAL.

A. Effect of Amendments. The Lease shall remain in full force and effect and unmodified except to the extent that it is modified by this Amendment.

B. Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in "III. MODIFICATIONS" above and can be changed only by a writing signed by Landlord and Tenant.

C. Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

D. Corporate and Partnership Authority. If Tenant is a corporation or partnership, or is comprised of either or both of them, Tenant represents and warrants that each individual executing this Amendment on its behalf is duly authorized to execute and deliver this Amendment on behalf of the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms. Landlord represents that it has obtained any required consent of its Mortgagee to this Amendment.

E. Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

F. California Certified Access Specialist Inspection. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises." If Tenant requests to perform a CASp inspection of the Premises, Tenant shall, at its cost, retain a CASp approved by Landlord (provided that Landlord may designate the CASp, at Landlord's option) to perform the inspection of the Premises at a time agreed upon by the parties. Tenant shall provide Landlord with a copy of any report or certificate issued by the CASp (the "CASp Report") and Tenant shall, at its cost, promptly complete any modifications necessary to correct violations of construction related accessibility standards identified in the CASp Report, notwithstanding anything to the contrary in this Lease. Tenant agrees to keep the information in the CASp Report confidential except as necessary for the Tenant to complete such modifications.

V. EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in "I. PARTIES AND DATE." above.

LANDLORD:

AUGUSTINE BOWERS LLC,
a Delaware limited liability company

DocuSigned by:
By Steven M. Case
F2AEB2D6FE85486...

Steven M. Case
Executive Vice President

DocuSigned by:
By George I. Meyer
FBB34F088E21435...

George I. Meyer
Vice President, Operations

DS
SH

TENANT:

EHEALTHINSURANCE SERVICES, INC.,
a Delaware corporation

DocuSigned by:
By David K. Francis
A6077604598749B...

Printed Name David K. Francis

Title COO

DocuSigned by:
By Derek Yung
63F284D6B4E1485...

Printed Name Derek Yung

Title CFO

DS
LR

ACKNOWLEDGMENT OF GUARANTOR

The undersigned, as Guarantor under that certain Guarantee of Lease dated April 25, 2018, do hereby acknowledge and agree that the provisions of said Guarantee shall remain in full force and effect as to the obligations of Tenant under the Lease, as amended herein. The undersigned Guarantor acknowledge that Landlord would not have executed this Amendment without this acknowledgment and agreement on the part of the undersigned Guarantor.

GUARANTOR:

EHEALTH, INC.,
a Delaware corporation

DocuSigned by:
By David K. Francis
Printed Name David K. Francis
Title COO

DocuSigned by:
By Derek Yung
Printed Name Derek Yung
Title CFO

EXHIBIT A

EXPANSION SPACE

The "Expansion Space" is designated in green in the diagrams below.





EXHIBIT G-1

CHARGING STATION


S4
R1
R2
R3
Public EV Stalls
eHealth EV Stall
Upwork EV Stalls
Veritas EV Stalls

EXHIBIT X

WORK LETTER

DOLLAR ALLOWANCE
[SECOND GENERATION SPACE]

The Tenant Improvement work (herein "**Tenant Improvements**") shall consist of any work required to complete the Expansion Space pursuant to plans and specifications approved by both Landlord and Tenant. All references in this Exhibit to the "Premises" shall be deemed to refer only to the Expansion Space.

All of the Tenant Improvement work shall be performed by a contractor engaged by Landlord. Landlord may require that one or more designated subtrades be union contractors. The work shall be undertaken in accordance with the procedures and requirements set forth below.

I. ARCHITECTURAL AND CONSTRUCTION PROCEDURES

A. Tenant has approved, or shall approve within the time period set forth below, a detailed space plan for the Premises, prepared by Nelson Worldwide ("**Landlord's Architect**"), which includes interior partitions, ceilings, interior finishes, interior office doors, suite entrance, floor coverings, window coverings, lighting, electrical and telephone outlets, plumbing connections, heavy floor loads and other special requirements ("**Preliminary Plan**"), and (ii) an estimate, prepared by the contractor engaged by Landlord for the work herein ("**Landlord's Contractor**"), of the cost for which Landlord will complete or cause to be completed the Tenant Improvements ("**Preliminary Cost Estimate**"). To the extent applicable, the Preliminary Plan shall include Landlord's building standard tenant improvements, materials and specifications for the Project. Tenant shall approve or disapprove the Preliminary Plan by signing and delivering same to Landlord within 5 business days of its receipt by Tenant. If Tenant disapproves any matter, Tenant shall specify in detail the reasons for disapproval and Landlord shall attempt to modify the Preliminary Plan to incorporate Tenant's suggested revisions in a mutually satisfactory manner; provided that in no event shall Tenant have the right to request changes or additions to the Preliminary Plan for the purpose of utilizing any unused portion of the Landlord Contribution (as defined below).

B. Promptly following the request of either Landlord or Landlord's Architect (which requests may come from time-to-time during the design and construction periods), Tenant shall provide in writing to Landlord or Landlord's Architect all specifications and information reasonably requested by Landlord for the preparation of final construction documents and costing, including without limitation Tenant's final selection of wall and floor finishes, complete specifications and locations (including load and HVAC requirements) of Tenant's equipment, and details of all other non-building standard improvements to be installed in the Premises (collectively, "**Programming Information**"). Tenant understands that final construction documents for the Tenant Improvements shall be predicated on the Programming Information, and accordingly that such information must be accurate and complete.

C. Upon Tenant's approval of the Preliminary Plan and Preliminary Cost Estimate and delivery of the complete Programming Information, Landlord's Architect and engineers shall prepare and deliver to the parties working drawings and specifications ("**Working Drawings and Specifications**"), and Landlord's Contractor shall prepare a final construction cost estimate ("**Final Cost Estimate**") for the Tenant Improvements in conformity with the Working Drawings and Specifications. Tenant shall have 5 business days from the receipt thereof to approve or disapprove the Working Drawings and Specifications and the Final Cost Estimate, and any disapproval or requested modification shall be limited to items not contained in the approved Preliminary Plan or Preliminary Cost Estimate; subject to Tenant's right to request a Change pursuant to Section I.E below. Should Tenant disapprove the Working Drawings and Specifications and the Final Cost Estimate, such disapproval shall be accompanied by a detailed list of revisions. The parties shall confer and negotiate in good faith to reach an agreement on revisions to the Working Drawings and Specifications, and the Final Cost Estimate as a consequence of such revisions. Any revision requested by Tenant and accepted by Landlord shall be incorporated by Landlord's Architect into a revised set of Working Drawings and Specifications and Final Cost Estimate, and Tenant shall approve same in writing within 5 business days of receipt without further revision. .

D. It is understood that the Preliminary Plan and the Working Drawings and Specifications, together with any Changes thereto, shall be subject to the prior approval of Landlord. Landlord shall identify any disapproved items within 3 business days (or 2 business days in the case of Changes) after receipt of the applicable document. Should Landlord approve work that would necessitate any ancillary Building modification or other expenditure by Landlord, then except to the extent of any remaining balance of the

"Landlord Contribution" as described below, Tenant shall, in addition to its other obligations herein, promptly fund the cost thereof to Landlord.

E. In the event that Tenant subsequently requests in writing a revision in the approved Working Drawings and Specifications ("**Change**"), then provided such Change is acceptable to Landlord, Landlord shall advise Tenant by written change order as soon as is practical of any increase in any net cost increase in the Completion Cost above the Final Cost Estimate (taking into account any cost savings attributable to such Change Order together with previous Change Orders). Tenant shall approve or disapprove such change order in writing within 2 business days following its receipt from Landlord. Tenant's approval of a Change shall be accompanied by Tenant's payment of any resulting increase in the Completion Cost in excess of the amount of the "Landlord Contribution" as defined below. It is understood that Landlord shall have no obligation to interrupt or modify the Tenant Improvement work pending Tenant's approval of a Change Order. In no event shall Landlord have the right to make any material revisions to the Workings Drawings and Specifications without Tenant's prior written consent, which consent shall not be unreasonably withheld or delayed.

F. Landlord shall permit Tenant and its agents to enter the Expansion Space for at least twenty-one (21) days prior to the Commencement Date for the Expansion Space in order that Tenant may perform any work to be performed by Tenant hereunder through its own contractors, subject to Landlord's prior written approval, and in a manner and upon terms and conditions and at times satisfactory to Landlord's representative. The foregoing license to enter the Expansion Space prior to the Commencement Date for the Expansion Space is, however, conditioned upon Tenant's contractors and their subcontractors and employees working in harmony and not interfering with the work being performed by Landlord. If at any time that entry shall cause disharmony or interfere with the work being performed by Landlord, this license may be withdrawn by Landlord upon 24 hours written notice to Tenant. That license is further conditioned upon the compliance by Tenant's contractors with all requirements imposed by Landlord on third party contractors and subcontractors, including without limitation the maintenance by Tenant and its contractors and subcontractors of workers' compensation and public liability and property damage insurance in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to Landlord prior to proceeding with any such entry. The entry shall be deemed to be under all of the provisions of the Lease except as to the covenants to pay Rent, Operating Expenses or utilities used during Business Hours (except as provided in Section III. A. 5. of the Amendment). Landlord shall not be liable in any way for any injury, loss or damage which may occur to any such work being performed by Tenant, the same being solely at Tenant's risk. In no event shall the failure of Tenant's contractors to complete any work in the Expansion Space extend the Commencement Date for the Expansion Space.

G. Tenant hereby designates Kevin Brown, Telephone No. (707) 330-0307, as its representative, agent and attorney-in-fact for the purpose of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given directly by Tenant. Tenant may amend the designation of its construction representative(s) at any time upon delivery of written notice to Landlord.

H. It is understood that some of the Tenant Improvements may be done during Tenant's occupancy of the Premises. In this regard, Tenant agrees to assume any risk of injury, loss or damage which may result during such occupancy except to the extent resulting from Landlord's negligence or willful misconduct. Tenant further agrees that it shall be solely responsible for relocating its office equipment and furniture in the Premises in order for Landlord to complete the work in the Premises and that no rental abatement shall result while the Tenant Improvements are completed in the Premises.

II. COST OF TENANT IMPROVEMENTS

A. Landlord shall complete, or cause to be completed, the Tenant Improvements, at the construction cost shown in the Final Cost Estimate (subject to the provisions of this Work Letter), in accordance with final Working Drawings and Specifications approved by both Landlord and Tenant. Landlord shall pay towards the final construction costs ("**Completion Cost**") as incurred a maximum of $789,900 ("**Landlord Contribution**"), based on $60.00 per rentable square foot of the Premises and Tenant shall be fully responsible for the remainder ("**Tenant Contribution**"). Tenant shall pay the difference between the Final Cost Estimate and the **Landlord Contribution**, if any, and any net increases above the Final Cost Estimate as set forth in approved Change Orders, to the extent such Change Order costs exceed the Landlord's Contribution. The amounts to be paid by Tenant for the Tenant Improvements pursuant to this Section II.A are sometimes cumulatively referred to herein as the "**Tenant's Contribution**". Notwithstanding anything to the contrary herein, in no event shall Tenant's Contribution exceed the sum of (i) the Final Cost Estimate and (ii) any net increases above the Final Cost Estimate as set forth in approved Change Orders, subject to Section I.C above. If the actual cost of

completion of the Tenant Improvements is less than the maximum amount provided for the Landlord Contribution, such savings shall inure to the benefit of Landlord and Tenant shall not be entitled to any credit or payment or to apply the savings toward additional work. The Tenant Improvements shall be constructed by Landlord in accordance with all rules, regulations, codes, ordinances, statutes, and laws of any governmental or quasi-governmental authority in effect as of the date of the issuance of the applicable building permit(s) therefor, and in a good and workman-like manner using material and equipment of new and otherwise of good quality. Landlord shall use commercially reasonable efforts to obtain standard warranties on the Tenant Improvements that Tenant is responsible for maintaining under the Lease and shall assign to Tenant, or otherwise cooperate to make available to Tenant the benefit of, all such warranties.

B. The Completion Cost shall include all direct costs of Landlord in completing the Tenant Improvements, including but not limited to the following: (i) payments made to architects, engineers, contractors, subcontractors and other third party consultants in the performance of the work, (ii) permit fees and other sums paid to governmental agencies, (iii) costs of all materials incorporated into the work or used in connection with the work (excluding any furniture, fixtures and equipment relating to the Premises), and (iv) keying and signage costs. The Completion Cost shall not include (a) costs for improvements which are not shown on or described in the Drawings and Specifications unless otherwise approved by Tenant; (b) costs incurred due to the presence of Hazardous Materials in the Project or surrounding area; (c) attorneys' fees incurred in connection with negotiation of construction contracts, and attorneys' fees, experts' fees and other costs in connection with disputes with third parties; or (d) interest and other costs of financing construction costs. The Completion Cost shall also include an administrative/supervision fee to be paid to Landlord in the amount of 3% of all such direct costs.

C. Prior to start of construction of the Tenant Improvements, Tenant shall pay to Landlord the amount of the Tenant Contribution set forth in the approved Final Cost Estimate. If Tenant defaults beyond applicable cure periods in the payment of any sums due under this Work Letter, Landlord shall (in addition to all other remedies) have the same rights as in the case of Tenant's failure to pay rent under the Lease.

IRVINE COMPANY Since 1864 | OFFICE PROPERTIES

August 20, 2019

David K. Francis
COO
eHealthInsurance Services, Inc.
2625 Augustine Drive, Suite 201
Santa Clara, CA 95054

Re: Lease dated April 25, 2018, as amended, by and between AUGUSTINE BOWERS LLC, a Delaware limited liability company ("Landlord"), and EHEALTHINSURANCE SERVICES, INC., a Delaware corporation ("Tenant")

Dear Mr. Francis:

Landlord and Tenant hereby acknowledge and agree that, although the First Amendment to the above-referenced Lease is dated August 15, 2019, it was not fully executed until August 19, 2019. Accordingly, the date "August 15, 2019" set forth in the introductory paragraph of such First Amendment is hereby deleted and replaced with "August 19, 2019" (but all other references in the First Amendment to August 15, 2019, remain unchanged).

The parties also agree that the contingency set forth in Section III.I of the First Amendment is deemed satisfied, and the last sentence of such Section is hereby deleted and of no force or effect. Except as modified above, the First Amendment remains in full force and effect.

Please have this letter duly executed on behalf of Tenant below to evidence Tenant's agreement with the foregoing. Thank you very much for your assistance.

Sincerely,
AUGUSTINE BOWERS LLC,
a Delaware limited liability company

By: /s/ Todd R. Hedrick
Name: Todd Hedrick
Title: Regional Vice President

AGREED AND ACCEPTED BY:
EHEALTHINSURANCE SERVICES, INC.,
a Delaware corporation

David K. Francis
By: David K. Francis (Aug 20, 2019)
Name: David K. Francis
Title: COO